EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 18, 2021, with respect to the financial statements of Primary Care (ITC) Intermediate Holdings, LLC, included in the Proxy Statement of Jaws Acquisition Corp. that is made a part of the Registration Statement (Form S-4) and Prospectus of Jaws Acquisition Corp. for the registration of shares of its common stock and warrants.

/s/ Ernst & Young LLP

Tampa, Florida

January 25, 2021